Exhibit 4.13

CERTIFICATE OF TRUST

OF

FBL FINANCIAL GROUP CAPITAL TRUST II

          This Certificate of Trust of FBL Financial Group Capital Trust II (the “Trust”), is being duly executed and filed by the undersigned trustees to form a statutory trust in accordance with the provisions of the Delaware Statutory Trust Act, Title 12, Section 3801 et seq. of the Delaware Code (the “Act”), and sets forth the following:

(1)	Name. The name of the statutory trust formed hereby is FBL Financial Group Capital Trust II.

(2)

Delaware Trustee. The name and business address of the trustee of the Trust which has its principal place of business in the State of Delaware is as follows: U.S. Bank Trust National Association, 300 Delaware Avenue, 9th Floor, Wilmington, DE 19801.

(3)	This Certificate of Trust may be executed in one or more counterparts.

(4)	This Certificate of Trust shall be effective upon filing.

          IN WITNESS WHEREOF, the undersigned, being all the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a) of the Act as of August 20, 2009.

James E. Hohmann, not in his individual
capacity but solely as Trustee
/s/ JAMES E. HOHMANN

James P. Brannen, not in his individual
capacity but solely as Trustee
/s/ JAMES P. BRANNEN

Richard J. Kypta, not in his individual
capacity but solely as Trustee
/s/ RICHARD J. KYPTA

U.S. Bank Trust National Association,
As Delaware Trustee

/s/ ANNETTE E. MORGAN

Name: Annette E. Morgan
Title: Assistant Vice President